UNITED STATES SECURITIES AND EXCHANGE COMMISSION
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☑	Definitive proxy statement
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Equity LifeStyle Properties, Inc.
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EQUITY LIFESTYLE PROPERTIES, INC.
Two North Riverside Plaza, Suite 800
Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 8, 2008

You are cordially invited to attend the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Equity LifeStyle Properties, Inc., a Maryland corporation (the “Company”). The Annual Meeting will be held on Thursday, May 8, 2008, at 10:00 a.m. Central Time at One North Wacker Drive, Second Floor, Chicago, Illinois. At the Annual Meeting, stockholders of record at the close of business on March 7, 2008 (the “Record Date”) will be asked to:

(1)	elect each member of the Company’s Board of Directors to a one-year term;

(2)	ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2008; and

(3)	consider any other business properly brought before the Annual Meeting and at any adjournments or postponements thereof.

The attached Proxy Statement contains details of the proposals to be voted on at the Annual Meeting. We encourage you to read the Proxy Statement carefully.

Only stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting, and at any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten calendar days prior to the Annual Meeting, between the hours of 8:30 a.m. and 4:30 p.m., local time, at our corporate offices located at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606. You may arrange to review this list by contacting our Secretary, Ellen Kelleher.

Your vote is important to us. Whether or not you expect to be present at the annual meeting, please sign and date the enclosed proxy card and return it as soon as possible in the enclosed envelope. Any proxy may be revoked by delivery of a later dated proxy. In addition, stockholders of record who attend the annual meeting may vote in person, even if they have previously delivered a signed proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 8, 2008

The Company’s Proxy Statement for the 2008 Annual Meeting, the Annual Report to Stockholders for the year ended December 31, 2007, and the Annual Report on Form 10-K for the year ended December 31, 2007 are available at ww3.ics.adp.com/streetlink/els.

Thank you for your continued support of Equity LifeStyle Properties, Inc.

By Order of the Board of Directors

Ellen Kelleher
Executive Vice President, General Counsel
and Secretary

March 31, 2008

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously signed and returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

EQUITY LIFESTYLE PROPERTIES, INC.
Two North Riverside Plaza, Suite 800
Chicago, Illinois 60606

PROXY STATEMENT

INTRODUCTION

This Proxy Statement contains information related to the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Equity LifeStyle Properties, Inc., a Maryland corporation (the “Company”), which will be held on Thursday, May 8, 2008, at 10:00 a.m. Central Time at One North Wacker Drive, Second Floor, Chicago, Illinois. On April 4, 2008, we began mailing these proxy materials to all stockholders of record at the close of business on March 7, 2008 (the “Record Date”).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote on the following proposals (the “Proposals”):

•	Proposal 1 — election of all directors to a one-year term; and

•	Proposal 2 — ratification of the selection of Ernst & Young LLP (“Ernst & Young”), as our independent registered public accounting firm (“Independent Accountants”) for the fiscal year ending December 31, 2008; and

In addition, stockholders shall consider any other business properly brought before the Annual Meeting.

We have sent these proxy materials to you because our Board of Directors (the “Board”) is requesting that you allow your shares of common stock of the Company (“Common Stock”) to be represented at the Annual Meeting by the proxies named in the enclosed proxy card. This Proxy Statement contains information that we are required to provide you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares of Common Stock.

Who Is Entitled to Vote?

You will be entitled to vote your shares of Common Stock on the Proposals if you held your shares of Common Stock as of the close of business on the Record Date. As of the Record Date, a total of 24,392,655 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock entitles its holder to cast one vote for each matter to be voted upon.

What Is Required to Hold the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date will constitute a quorum permitting business to be conducted at the Annual Meeting. If you have returned valid proxy instructions or you attend the Annual Meeting and vote in person, your shares of Common Stock will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the Annual Meeting.

How Do I Vote?

Your vote is important.  Stockholders can vote in person at the Annual Meeting or can vote by completing, signing and dating the enclosed proxy card and mailing it in the postage-paid envelope provided.

If you vote by proxy, the individuals named as representatives on the proxy card will vote your shares of Common Stock in the manner you indicate. You may specify whether your shares of Common Stock should be voted for all, some or none of the nominees for director and whether your shares of Common Stock should be voted for or against Proposal 2. If your shares of Common Stock are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee which you must follow in order to have your shares of Common Stock voted. Such stockholders who wish to vote in person at the Annual Meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their shares of Common Stock of record.

Can I Change or Revoke My Proxy?

Yes, you may change your proxy at any time before the Annual Meeting by timely delivery of a properly executed, later-dated proxy or by voting in person at the Annual Meeting. You may revoke your proxy by filing a written notice with our Secretary at our address at any time before the Annual Meeting. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request that they be suspended. However, attendance (without further action) at the Annual Meeting will not by itself revoke a previously granted proxy.

What Are the Board’s Recommendations?

If no instructions are indicated on your valid proxy, the representatives holding your proxy will vote in accordance with the recommendations of the Board. The Board unanimously recommends a vote:

•	FOR the election of each of the nominees for director; and

•	FOR the ratification of the selection of Ernst & Young as the Company’s Independent Accountants for 2008.

With respect to any other matter that properly comes before the Annual Meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

How Can I Manage the Number of Annual Reports I Receive?

Our 2007 Annual Report and our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “2007 Form 10-K”) have been mailed to stockholders with this Proxy Statement. If you share an address with any of our other stockholders, your household might receive only one copy of these documents. To request individual copies for each stockholder in your household, please contact Equity LifeStyle Properties, Inc., Attn: Investor Relations, at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606 (toll-free number: 1-800-247-5279 or email: investor_relations@mhchomes.com). To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, LaSalle Bank, N.A., toll-free at 1-800-830-9942.

What Vote is Needed to Approve Each Proposal?

The affirmative vote of the holders of record of a plurality of all of the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of the nominees for director. The affirmative vote of the holders of record of a majority of all the votes cast at the Annual Meeting at which a quorum is present is required for the ratification of the selection of Ernst & Young as our Independent Accountants for 2008, and the approval of any other matters properly presented at the Annual Meeting for stockholder approval. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote “for” or “against” any matter being voted on at the Annual Meeting and will not be counted as “votes cast.” Therefore, abstentions will have no effect on any of the proposals. Broker “non-votes,” or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the Annual Meeting.

How is My Vote Counted?

If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the Annual Meeting, the shares of Common Stock that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the Common Stock will be voted “for” the election of the nominees for director named in this Proxy Statement, “for” ratification of the selection of Ernst & Young as our Independent Accountants for 2008, and as recommended by the Board with regard to all other matters in its discretion. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

What Other Information Should I Review Before Voting?

For your review, our 2007 Annual Report and 2007 Form 10-K are being mailed to you concurrently with the mailing of this Proxy Statement. You may also obtain, free of charge, a copy of our 2007 Annual Report and the 2007 Form 10-K at ww3.ics.adp.com/streetlink/els or by directing your request in writing to Equity LifeStyle Properties, Inc., Attn: Investor Relations, Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606 (toll-free number: 1-800-247-5279 or email: investor_relations@mhchomes.com). The 2007 Annual Report and the 2007 Form 10-K, however, are not part of the proxy solicitation material.

Who is Soliciting My Proxy?

This solicitation of proxies is made by and on behalf of our Board. We will pay the cost of solicitation of the proxies. We have retained LaSalle Bank, N.A., at a de minimis cost, to assist in the solicitation of proxies. Also, we have retained MacKenzie Partners at a cost of approximately $7,500 to assist in the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone.

No person is authorized on our behalf to give any information or to make any representations with respect to the Proposals other than the information and representations contained in this Proxy Statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized, and the delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

CORPORATE GOVERNANCE

Governance Policies, Code of Ethics and Committee Charters

The Board regularly evaluates the Company’s corporate governance policies and benchmarks those policies against the rules and regulations of governmental authorities, the best practices of other public companies and suggestions received from various authorities. The Board has adopted the Company’s Guidelines on Corporate Governance. The Company’s Guidelines on Corporate Governance require that a majority of the directors be independent within the meaning of New York Stock Exchange (“NYSE”) standards. The Company’s Common Stock is listed on the NYSE under the ticker symbol “ELS.” The Company has also adopted a Business Ethics and Conduct Policy, which applies to all directors, officers and employees of the Company.

The Guidelines on Corporate Governance, the Business Ethics and Conduct Policy and the charters of the Board’s Audit Committee and Compensation, Nominating and Corporate Governance Committee are each available on the Company’s website at www.equitylifestyle.com, and a copy of same may be obtained free of charge by sending a written request to Equity LifeStyle Properties, Inc., Attn: Investor Relations, Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606, or by emailing the Company’s Investor Relations Department at investor_relations@mhchomes.com.

Stockholder Communications with the Board

The Company’s Lead Director is Sheli Z. Rosenberg who, as an independent director, acts in the lead capacity to coordinate the other independent directors, consults with the Company’s Chief Executive Officer on Board agendas, chairs the executive sessions of the non-management directors and performs such other functions as the Board may direct. Any stockholder or other interested party who has a concern or inquiry regarding the conduct of the Company may communicate directly with the Board or the non-management directors by contacting the Lead Director, who will receive all such communications on behalf of the Board or the non-management directors (as applicable). Communications may be confidential or anonymous, and may be submitted in writing to the Lead Director, c/o Secretary, Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606. All written communications will be received and processed by the Secretary of the Company, and all substantive communications will be referred to the Lead Director. All such communications will be reviewed and, if necessary, investigated and/or addressed by the Lead Director and the status of such communications will be reported to the Board or the non-management directors (as applicable) on a quarterly basis. The Lead Director may direct special treatment, including the retention of outside advisors or counsel, for any such concern or inquiry.

Although each director is strongly encouraged to attend each Annual Meeting of Stockholders, the Board has no formal policy with respect to such attendance. A majority of the eight directors in office as of the date of the 2007 Annual Meeting of Stockholders were in attendance at such meeting.

Non-Management Directors’ Executive Sessions

Executive sessions of the Company’s non-management directors are scheduled in connection with regularly scheduled meetings of the Board and may be held without management present at such other times as requested by the non-management directors. The presiding director at these executive sessions is the Lead Director.

Committees of the Board; Meetings

Meetings:  During the year ended December 31, 2007, the Board held four meetings and took three actions by unanimous written consent. Each of the directors attended 75% or more of the total number of the meetings of the Board and the committees on which he or she served.

Executive Committee:  The Executive Committee of the Board is comprised of Howard Walker (Chair), Samuel Zell and Ms. Rosenberg. The Executive Committee has the authority, within certain parameters set by the Board, to authorize the acquisition, disposition and financing of investments for the Company (including the issuance of additional limited partnership interests of MHC Operating Limited Partnership) and to authorize contracts and agreements, including those related to the borrowing of money by the Company, and generally exercise all other powers of the Board except as prohibited by law. During the year ended December 31, 2007, the Executive Committee held no meetings and took nine actions by unanimous written consent.

Compensation, Nominating and Corporate Governance Committee:  The Compensation, Nominating and Corporate Governance Committee of the Board (the “Compensation Committee”) is comprised of Ms. Rosenberg (Chair), Gary L. Waterman and Howard Walker. The Board has determined that each of the Compensation Committee members is an “independent” director within the meaning set forth in the NYSE listing standards. The Compensation Committee is governed by the Charter of the Compensation, Nominating and Corporate Governance Committee, a copy of which is available on the Company’s website. The Compensation Committee determines compensation for the Company’s executive officers and exercises all powers of the Board in connection with compensation matters, including incentive compensation and benefit plans. The Compensation

Committee also has the authority to grant stock options, stock appreciation rights and restricted stock awards in accordance with the Company’s 1992 Stock Option and Stock Award Plan, as amended and restated (the “Stock Option and Award Plan”), to the management of the Company and its subsidiaries, other employees and consultants. In addition, the Compensation Committee identifies and recommends qualified individuals to become Board members, develops and recommends the Guidelines on Corporate Governance applicable to the Company, recommends to the Board director nominees for each committee of the Board and directs the Board in an annual review of its performance. During the year ended December 31, 2007, the Compensation Committee held seven meetings and took no action by unanimous written consent.

Audit Committee:  The Audit Committee of the Board (the “Audit Committee”) is comprised of Philip C. Calian (Chair), Thomas E. Dobrowski and Donald C. Chisholm. The Board has determined that each of the Audit Committee members is an “independent” director within the meaning set forth in the NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Mr. Calian is an “audit committee financial expert” as such term is defined by the SEC in Item 407(d) of Regulation S-K. The Audit Committee is governed by the Audit Committee Charter attached as Annex A to this Proxy Statement. A copy of the Audit Committee Charter is also available on the Company’s website. The Audit Committee is responsible for, among other things, engaging our Independent Accountants, reviewing with the Company’s Independent Accountants the plans for and results of the audit engagement, approving professional services provided by the Company’s Independent Accountants, reviewing the independence of the Company’s Independent Accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company’s internal accounting controls and accounting and reporting practices assessing the quality and integrity of our audited financial statements. The Audit Committee has also established procedures for the processing of complaints received from employees regarding internal control, accounting and auditing matters. During the year ended December 31, 2007, the Audit Committee held twelve meetings and took no actions by unanimous written consent.

Board Member Nominations

Board member nominations are governed by the Compensation, Nominating and Corporate Governance Committee Charter. The Compensation Committee will consider nominees recommended by stockholders. If you wish to recommend a person whom you consider qualified to serve on the Board, you must give written notice to the Secretary of the Company in accordance with the requirements described in “Stockholder Proposals.” This notice must contain: (i) as to each nominee, all information that would be required to be disclosed in a proxy statement with respect to the election of directors pursuant to the Exchange Act, (ii) the name and address of the stockholder giving the notice, (iii) the number of shares of Common Stock owned beneficially and of record by such stockholder, and (iv) the written consent of each nominee to serve as a director if so elected. The Compensation Committee will consider and evaluate persons recommended by stockholders in the same manner as potential nominees identified by the Board and/or the Compensation Committee.

The Compensation Committee identifies nominees for director from various sources. In assessing potential director nominees, the Compensation Committee considers the character, background and professional experience of candidates. All nominees should possess good judgment and an inquiring and independent mind. Familiarity with the issues affecting the Company is among the relevant criteria. All director nominees must possess a reputation for the highest personal and professional ethics, integrity and values. The Compensation Committee will also carefully consider any potential conflicts of interest. Nominees must also be willing and able to devote sufficient time and effort to carrying out the duties and responsibilities of a director effectively, and should be committed to serving on the Board for an extended period of time.

Biographical Information

Set forth below are biographies of each of the Company’s executive officers. Biographies of the director nominees are set forth below in Proposal 1.

Executive Officers

Thomas P. Heneghan, 44, is Chief Executive Officer of the Company. See biographical information in Proposal 1 below.

Joe B. McAdams, 64, has been President of the Company since January 2008. Mr. McAdams is also a member of the Company’s Management Committee, which was created in 1995 and is comprised of the Company’s executive officers (the “Management Committee”). Mr. McAdams was the chairman of the board, president and chief executive officer of Privileged Access, LP, an RV and vacation membership business, from October 2005 to January 2008 and remains the 100% owner of Privileged Access, LP. Mr. McAdams is a member of the Board of Managers of PATT Holding Company, LLC (“PATT”), the parent entity of Thousand Trails and a subsidiary of Privileged Access, LP. Mr. McAdams was a director of the Company from January 2004 to October 2005. Mr. McAdams was a director of Affinity Group, Inc., a leading provider of products and services to the recreational vehicle market, from August 1995 to October 2005; Liberty Publishing Company, a publisher of daily newspapers and alternate publications, from May 2004 to June 2005; and Vestcom, Inc., a leading provider of business and marketing communications from February 2005 to April 2007.

Michael B. Berman, 50, has been Executive Vice President and Chief Financial Officer of the Company since December 2005. Mr. Berman is also a member of the Company’s Management Committee. Mr. Berman was Vice President, Chief Financial Officer and Treasurer of the Company from September 2003 to December 2005. In 2003, Mr. Berman was an associate professor at New York University Real Estate Institute. Mr. Berman was a managing director in the Investment Banking department at Merrill Lynch & Co. from 1997 to 2002.

Ellen Kelleher, 47, has been Executive Vice President and General Counsel of the Company since March 1997, and has been Secretary of the Company since May 2000. Ms. Kelleher is also a member of the Management Committee. Ms. Kelleher was Senior Vice President, General Counsel and Assistant Secretary of the Company from March 1994 to March 1997.

Roger A. Maynard, 50, has been Executive Vice President and Chief Operating Officer of the Company since December 2005. Mr. Maynard is also a member of the Company’s Management Committee. Mr. Maynard was Chief Operating Officer of the Company from January 2004 to December 2005. Mr. Maynard was Senior Vice President for national operations of the Company from January 2003 to December 2003. Mr. Maynard was Senior Regional Vice President for the Company’s Eastern division from September 2001 to December 2002, and Senior Regional Vice President for the Company’s Southeastern region from January 2000 to September 2001. Mr. Maynard was Regional Vice President for the Company’s Southeastern region from June 1998 to December 1999, and Regional Vice President for the Company’s Northeastern region from October 1997 to June 1998.

Marguerite Nader, 39, has been Senior Vice President of New Business Development of the Company since January 2007. Ms. Nader is also a member of the Management Committee. Ms. Nader was Vice President of New Business Development of the Company from January 2001 to January 2007. Ms. Nader was Vice President of Asset Management of the Company from January 1998 to January 2001. Ms. Nader has been employed with the Company since 1993.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Independence of Directors

Pursuant to the Company’s Guidelines on Corporate Governance, which require that a majority of our directors be independent within the meaning of NYSE standards and do not include any additional categorical standards other than those required by the NYSE, the Board undertook a review of the independence of directors nominated for re-election at the upcoming Annual Meeting. During this review, the Board considered transactions and relationships, if any, during the prior year between each director or any member of his or her immediate family and the Company, including those reported under “Certain Relationships and Related

Transactions” below. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that all the directors nominated for election at the Annual Meeting are independent of the Company and its management with the exception of our current Chief Executive Officer, Mr. Heneghan. The Board determined that each independent director has no material relationship with the Company other than being a director and/or a stockholder of the Company. The Board specifically considered Mr. Zell’s relationship to EGI (defined below) as described under “Certain Relationships and Related Transactions” below and determined that this relationship does not breach NYSE bright line tests and did not hinder his independence.

The Board is aware that RiskMetrics (formerly Institutional Shareholder Services) will be issuing a “withhold” vote for Mr. Walker due to the fact that he is a former Chief Executive Officer of the Company and is a member of the Company’s current Compensation Committee. While the Board has determined that Mr. Walker is an “independent” director within the meaning of the NYSE listing standards, RiskMetrics has a stricter definition of independence and considers Mr. Walker to be an affiliated outsider. As such, we have been told by RiskMetrics that they will be issuing a “withhold” vote for Mr. Walker. We respectfully, but strongly, disagree with RiskMetric’s position and urge you to vote “FOR” the election of Mr. Walker as a director. Mr. Walker has been with the Company since January 1995 and has been a member of the Board since 1997. During this timeframe, he has made an important contribution to the Company, which is clearly displayed in the way the Company has grown in both size and stockholder value. Mr. Walker’s tenure as Chief Executive Officer from 1997 to 2003, along with his industry experience, puts him in a unique position to provide valuable oversight of the Company’s business as a member of the Board and the Executive Committee and on matters of executive compensation as a member of the Compensation Committee. During his tenure as Chief Executive Officer, Mr. Walker was responsible for assisting the Compensation Committee in establishing executive compensation, which allows him to play a valuable role on the Company’s current Compensation Committee. We adamantly believe Mr. Walker’s experience allows him to play a vital role on the Company’s Board and the fact that he is a former Chief Executive Officer should not preclude him from being re-elected.

General Information about the Nominees

The Board currently consists of eight members. The Company’s Charter currently provides for the annual election of all directors. All the nominees are presently directors, and each nominee has consented to be named in this Proxy Statement and to serve if elected.

Biographical Information

Set forth below are biographies of each of the director nominees.

Samuel Zell, 66, has been Chairman of the Board of the Company since March 1995, and was Chief Executive Officer of the Company from March 1995 to August 1996. Mr. Zell was Co-Chairman of the Board of the Company from its formation until March 1995. Mr. Zell was a director of Mobile Home Communities, Inc., the former manager of the Company’s manufactured home communities, from 1983 until its dissolution in 1993. Mr. Zell has served as Chairman of Equity Group Investments, L.L.C. (“EGI”), a private investment company, since 1999 and is its president. Mr. Zell was a trustee and chairman of the board of trustees of Equity Office Properties Trust (“EOP”), an equity real estate investment trust (“REIT”) primarily focused on office buildings, from October 1996 until its sale in February 2007, and was its chief executive officer from April 2002 to April 2003, and its president from April 2002 to November 2002. For more than the past five years, Mr. Zell has served as chairman of the board of Anixter International, Inc., a global distributor of structured cabling systems; as chairman of the board of Equity Residential, an equity REIT that owns and operates multi-family residential properties; and as chairman of the board of Capital Trust, Inc., a specialized finance company (“Capital Trust”). Mr. Zell has been chairman of the board of Covanta Holding Corporation (previously known as Danielson Holding Corporation) since September 2005, was previously a director from 1999 until 2004, and served as its president, chairman and chief executive officer from July 2002 to October 2004. Mr. Zell has been chairman of the board of Tribune Company, a diversified media company, since December 2007, and has been a director since May 2007. Mr. Zell was the chairman of the board of Rewards Network, Inc. (previously known as iDine Rewards Network, Inc.), an administrator of loyalty-based consumer reward programs, from 2002 until 2005.

Howard Walker, 68, has been Vice-Chairman of the Board of the Company since May 2003 and Chair of the Board’s Executive Committee since January 2004. Mr. Walker has been a director of the Company since November 1997. Mr. Walker has been retired from the Company since December 2003. Mr. Walker was Chief Executive Officer of the Company from December 1997 to December 2003. Mr. Walker was President of the Company from September 1997 to May 2000, and President of Realty Systems, Inc., an affiliate of the Company, from March 1995 to April 2000. Mr. Walker was a Vice President of the Company from January 1995 to March 1995. Mr. Walker is a director of Infohealth, Inc., a privately held company that provides information system services to the health care industry.

Thomas P. Heneghan, 44, has been Chief Executive Officer of the Company since January 2008. Mr. Heneghan has been a director of the Company since March 2004. Mr. Heneghan is a member of the Company’s Management Committee. Mr. Heneghan was President and Chief Executive Officer of the Company from January 2004 to January 2008. Mr. Heneghan was President and Chief Operating Officer of the Company from May 2000 to December 2003. Mr. Heneghan was Executive Vice President, Chief Financial Officer and Treasurer of the Company from April 1997 to May 2000, and Vice President, Chief Financial Officer and Treasurer of the Company from February 1995 to March 1997. Mr. Heneghan is a member of the Board of Managers of PATT.

Donald S. Chisholm, 73, has been a director of the Company since March 1993. Mr. Chisholm is president of Vernon Development Co., the developer of a 650-acre golf course community, and a real estate development and management company, for more than five years.

Thomas E. Dobrowski, 64, has been a director of the Company since March 1993. Mr. Dobrowski has been retired from General Motors Investment Management Corporation (“GMIMC”) since October 2005. Mr. Dobrowski was the managing director of real estate and alternative investments of GMIMC from December 1994 to September 2005. Mr. Dobrowski is a director of Capital Trust. Mr. Dobrowski was also a trustee of EOP until its sale in 2007.

Philip C. Calian, 45, has been a director of the Company since October 2005. Mr. Calian has been founder and managing partner of Kingsbury Partners LLC since January 2003, and an operating partner of Waveland Investments LLC since July 2004. Kingsbury Partners LLC is a private equity and consulting firm focused on providing capital and ownership skills to middle market distressed businesses, and Waveland Investments LLC is a Chicago-based private equity firm with committed equity capital. Prior to founding Kingsbury Partners LLC, Mr. Calian was chief executive officer of American Classic Voyages Co., a travel and leisure company, from 1995 until 2002. Mr. Calian was a director of JetAway Today, Inc., a private internet travel company, until its sale in 2007. Mr. Calian is a director of MCS Investment Group, LLC, a private producer and seller of mineral well brine; Hudson Lock, LLC, a private lock manufacturer; and Cottingham & Butler, Inc., a private insurance broker.

Sheli Z. Rosenberg, 66, has been a director of the Company since August 1996, and has been the Lead Director of the Company since 2002. Ms. Rosenberg was an Adjunct Professor at Northwestern University’s J.L. Kellogg Graduate School of Business from 2003 to 2007. Ms. Rosenberg was vice chairman of EGI from January 2000 through December 2003. Ms. Rosenberg was president of Equity Group Investments, Inc. (“EGI, Inc.”), an investment company, from November 1994 to December 1999, and was chief executive officer of EGI, Inc. from November 1994 to December 1998. Ms. Rosenberg was a principal of the law firm of Rosenberg & Liebentritt from 1980 to September 1997. Ms. Rosenberg is a director of CVS Caremark Corporation, an owner and operator of drug stores; Nanosphere, Inc., a nanotechnology-based molecular diagnostics company; and Ventas, Inc., an owner of real estate in the health care field. Ms. Rosenberg is a trustee of Equity Residential. Ms. Rosenberg was also a trustee of EOP until its sale in 2007.

Gary L. Waterman, 66, has been a director of the Company since March 1993. Since 1989, Mr. Waterman has been president of Waterman Limited, a real estate services and investment company that he founded. Mr. Waterman became a director of Avalara, Inc., a private software company in September 2007.

Director Compensation

The following table includes compensation information for the year ended December 31, 2007 for each non-employee member of our Board of Directors.

	Fees Earned			Non-Equity
	or Paid	Stock	Option	Incentive Plan	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Total
Name	($)(1)	($)(2)	($)(2)	($)	($)(3)(4)	($)

Philip C. Calian	46,500	193,482	—	—	—	239,982
Donald S. Chisholm	46,250	81,916	—	—	—	128,166
Thomas E. Dobrowski	46,000	73,616	20,445	—	—	140,061
Sheli Z. Rosenberg	47,500	311,299	—	—	—	358,799
Howard Walker	47,250	122,160	23,600	—	—	193,010
Gary L. Waterman	46,000	81,916	—	—	—	127,916
Samuel Zell	46,000	—	406,579	—	—	452,579

(1)	For 2007, the Company paid each of its non-employee directors an annual fee of $45,000. In addition, directors who serve on the Executive Committee, Audit Committee or Compensation Committee receive an additional $1,000 per annum for each committee on which they serve. Committee chairpersons receive an additional $500 per annum for their service. Directors who are employees of the Company are not paid any directors’ fees.

(2)	These amounts reflect the dollar amount of compensation expense recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with FAS 123(R), related to restricted stock and option awards issued pursuant to the Company’s Stock Option and Award Plan and thus may include amounts from awards granted in and prior to 2007.

Refer to Note 13, “Stock Option Plan and Stock Grants,” in the Notes to the Consolidated Financial Statements included in the Company’s 2007 Form 10-K filed on February 28, 2008 for the relevant assumptions used to determine the valuation of our restricted stock and option awards.

Pursuant to the Stock Option and Award Plan, on the date of the first Board meeting after each Annual Meeting of Stockholders, each director then in office will receive at the director’s election either an annual grant of options to purchase 10,000 shares of Common Stock at the then-current market price or an annual grant of 2,000 shares of Restricted Common Stock. One-third of the options to purchase Common Stock and the shares of Restricted Common Stock covered by these awards vest on the date six months after the grant date, one-third vest on the first anniversary of the grant date and one-third vest on the second anniversary of the grant date.

Pursuant to the authority granted in the Stock Option and Award Plan, in November 2007 the Compensation Committee approved the annual award of stock options to be granted to the Chairman of the Board, the Compensation Committee Chairperson and Lead Director, the Executive Committee Chairperson, and the Audit Committee Chairperson and Audit Committee Financial Expert on January 31, 2008 for their services rendered in 2007. Ms. Rosenberg abstained from discussion and voting on the award granted to the Chairperson of the Compensation Committee and Lead Director. Mr. Walker abstained from discussion and voting on the award granted to the Chairperson of the Executive Committee. On January 31, 2008, Mr. Zell was awarded options to purchase 100,000 shares of Common Stock, for services rendered as Chairman of the Board during 2007; Ms. Rosenberg was awarded options to purchase 25,000 shares of Common Stock, which she elected to receive as 5,000 shares of Restricted Common Stock, for services rendered as Lead Director and Chairperson of the Compensation Committee during 2007; Mr. Walker was awarded options to purchase 15,000 shares of Common Stock, for services rendered as Chairperson of the Executive Committee during 2007; and Mr. Calian was awarded options to purchase 15,000 shares of Common Stock, which he elected to receive as 3,000 shares of Restricted Common Stock, for services rendered as Audit Committee Financial Expert and Audit Committee Chairperson during 2007. Such shares were issued at a per share price of $43.67, the NYSE closing price of the Company’s Common Stock on January 31, 2008. One-third of the options to purchase Common Stock and the shares of Restricted Common Stock covered by these awards vests on each of December 31, 2008, December 31, 2009, and December 31, 2010.

As of December 31, 2007, each non-employee director had the following unexercised stock options and unvested Restricted Stock awards outstanding:

	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Number of
	Unexercised	Unexercised	Shares of
	Options	Options	Stock That
	(#)	(#)	Have Not
Name	Exercisable	Unexercisable	Vested

Philip C. Calian	—	—	5,001
Donald S. Chisholm	—	—	2,001
Thomas E. Dobrowski	10,000	—	2,001
Sheli Z. Rosenberg	35,000	—	7,002
Howard Walker	8,333	16,667	1,667
Gary L. Waterman	10,000	—	2,001
Samuel Zell	659,998	110,002	—

(3)	During the year ended December 31, 2007, directors did not receive any perquisites or other compensation. The Company reimburses the directors for travel expenses incurred in connection with their activities on behalf of the Company.

(4)	In December 2000, the Company entered into a deferred compensation arrangement with Mr. Walker to encourage him to remain employed by the Company. The agreement provided Mr. Walker with a salary benefit commencing May 17, 2004. Pursuant to the agreement, commencing on such date, Mr. Walker receives an annual deferred compensation payment in the amount of $200,000 for a ten-year period. The Company purchased an annuity for approximately $1.2 million to fund its future obligations under the agreement. The annuity is held by a trust for the benefit of Mr. Walker and is subject to the claims of creditors of the Company.

Vote Required

A plurality of the votes cast in person or by proxy at the Annual Meeting is required for the election of directors. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares of Common Stock to approve the election of any substitute nominee proposed by the Board.

Board Recommendation

The Board unanimously recommends that you vote “FOR” each of the eight nominees for director for a one-year term.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board recommends that the stockholders ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm (“Independent Accountants”) for the fiscal year ending December 31, 2008. As a matter of good corporate governance, the selection of Ernst & Young is being submitted to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if Ernst & Young is ratified as Independent Accountants by the stockholders, the Audit Committee, in its discretion, may direct the appointment of different Independent Accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Ernst & Young has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in our Company or any of our subsidiaries in any capacity. There have been no disagreements between the Company and its Independent Accountants relating to accounting procedures, financial statement disclosures or related items. Representatives of Ernst & Young are expected to be available at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

Audit Fees.  The aggregate fees billed (or expected to be billed) for fiscal years 2007 and 2006 for professional services rendered by the Independent Accountants for the audit of the Company’s financial statements, for the audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act and for the reviews by the Independent Accountants of the financial statements included in the Company’s Forms 10-Q were $520,000 and $529,000, respectively.

Audit-Related Fees.  The aggregate fees billed (or expected to be billed) for fiscal years 2007 and 2006 for assurance and related services by the Independent Accountants that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as “Audit Fees” above were $28,400 and $77,000, respectively. These fees consist primarily of fees for services provided to assist the Company with attest services related to audits of subsidiaries and benefit plans and other accounting consultations.

Tax Fees.  The aggregate fees billed (or expected to be billed) for fiscal years 2007 and 2006 for professional services rendered by the Independent Accountants for tax compliance, tax advice and tax planning were $24,500 and $47,310, respectively. These fees consist primarily of fees for services provided to assist the Company with tax return preparation and review and corporate tax compliance services.

All Other Fees.  There were no other fees billed to the Company by the Independent Accountants in fiscal years 2007 and 2006.

Auditor Independence.  The Audit Committee has determined that the Independent Accountants’ provision of the non-audit services described above is compatible with maintaining the Independent Accountants’ independence.

Policy on Pre-Approval.  The Company and the Audit Committee are committed to ensuring the independence of the Company’s Independent Accountants, both in fact and in appearance. In this regard, the Audit Committee has established a pre-approval policy in accordance with the applicable rules of the SEC and the NYSE. The Audit Committee must pre-approve all audit services and permissable non-audit services provided by the Company’s Independent Accountants, except for any de minimis non-audit services. The Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals. All services provided by Ernst & Young in 2007 were pre-approved by the Audit Committee.

Vote Required

The affirmative vote of holders of a majority of the votes cast is necessary to ratify the selection of Ernst & Young.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the ratification of the selection of Ernst & Young as the Company’s Independent Accountants for 2008.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of the three directors of the Company listed below, each of whom meets the independence and financial literacy requirements of the NYSE and Rule 10A-3 of the Exchange Act. In addition, the Board has determined that Mr. Calian qualifies as an “audit committee financial expert” as defined by the SEC rules. No member of the Audit Committee is a current or former officer or employee of the Company, and no member serves on more than two other public company audit committees.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The Audit Committee is governed by a written charter approved by the Board. In accordance with this charter, the Audit Committee oversees the accounting, auditing and financial reporting practices of the Company. The Audit Committee is responsible for the appointment, retention, compensation, and oversight of the work of the Independent Accountants. The Audit Committee pre-approves the services of the Independent Accountants in accordance with the applicable rules of the SEC and the NYSE. The Audit Committee has also established procedures for the processing of complaints received from employees regarding internal control, accounting, and auditing matters. The Audit Committee held twelve meetings during 2007.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “2007 Form 10-K”) with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the Independent Accountant’s report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting with management, the internal auditors and the Independent Accountants.

The Audit Committee reviewed with the Company’s Independent Accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board, rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed with the Independent Accountants the Independent Accountant’s independence from the Company’s management and the Company, including the matters in the letter from the Independent Accountants required by Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services provided to the Company by the independent accountants with the independent accountant’s independence.

The Audit Committee discussed with the Company’s Independent Accountants the overall scope and plans for their audit. The Audit Committee met with the Independent Accountants, with and without management present, to discuss the results of their examinations; their evaluation of the Company’s internal controls, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the 2007 Form 10-K for filing with the SEC. The Audit Committee and the Board also have recommended, subject to stockholder ratification, the selection of the Company’s Independent Accountants.

Respectfully submitted,

Philip C. Calian, Chair
Donald C. Chisholm
Thomas E. Dobrowski

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy.  The Compensation Committee determines and approves the compensation of the Company’s executive officers and guides the Company’s overall philosophy towards compensation of its employees. We believe that the compensation of the Company’s executive officers should be both competitive and based on individual and Company performance. We believe that the compensation of our executives should reflect their success as a management team in attaining certain operational goals, which leads to the success of the Company and serves the best interests of our stockholders.

Objectives of the Compensation Program.  The primary objective of our compensation program is to attract and retain highly qualified executives by providing competitive base salaries and meaningful short-term and long-term incentives. In addition, our compensation program is structured to hold our executive officers accountable for the performance of the Company by tying a portion of their annual non-equity incentive compensation to performance targets. Our compensation program is also designed to promote an ownership mentality among executives. The Compensation Committee recognizes that the interests of stockholders are best served by giving key employees the opportunity to participate in the appreciation of the Company’s Common Stock. In October 2005, the Compensation Committee established stock ownership guidelines for each of our executive officer positions and directors. Under these guidelines, all of our executive officers and directors are required to purchase a minimum amount of the Company’s Common Stock, valued at the time of purchase, and to maintain this minimum amount throughout their tenure as an executive officer or member of the Board. Such ownership guidelines follow: five times the base salary for the CEO; three times the base salary for each of the other executive officers; and three times the annual retainer for each Board member. Each of our executive officers and Board members currently own shares of Common Stock of the Company which exceed the minimum established guidelines.

What Our Compensation Program is Designed to Reward.  Our compensation program is designed to reward the Company’s executive officers for their contributions to the Company and for achieving improvements in the Company’s performance during the year. The Compensation Committee has deliberately kept base salaries at a relatively small percentage of total compensation. This allows the Compensation Committee to reward each officer’s performance through annual bonus awards, and long-term incentives such as Restricted Common Stock Awards and the Long-Term Cash Incentive Plan. The annual non-equity incentive bonus plan involves the Compensation Committee and the CEO, with input from each executive officer, jointly setting goals for each of the executive officers at the beginning of each year. Restricted Common Stock Awards with a three year vesting period are designed to provide incentive to the executives to ensure the successful implementation of long-term strategic goals of the Company and to provide for the retention of such executives. In 2007, the Long-Term Cash Incentive Plan was established to reward certain members of management and each executive officer, excluding the CEO (see “CEO Compensation” discussion below), for increases in the Company’s Funds From Operations per share growth and the Company’s total return as compared to a peer group.

Elements of Compensation.  During the fiscal year ended December 31, 2007, there were three major components of executive compensation: base salary, non-equity incentive compensation, and retention and long-term incentive compensation. The Compensation Committee, in conjunction with the CEO, reviews the Company’s executive salary structure on an annual basis with the use of a tally sheet. The tally sheet summarizes total compensation for each executive, including base pay, stock and option award values, non-equity incentive plan compensation, and all other compensation for the current and prior years. The tally sheet allows the Compensation Committee to quantify each executive officer’s total compensation for use in comparison to the salaries of executives at other REITs. Our compensation policy takes into account a review of executive compensation and performance data on publicly traded REITs obtained from the SNL Financial database. The Compensation Committee believes the executive compensation information derived from the SNL Financial database provides comparable salary data for the Company. Our compensation program is based on a review of peer group median total compensation for each executive officer position and allows each executive to attain above and/or below average compensation compared to the peer group based on the Company’s performance. This is achieved through the issuance of Restricted Common Stock Awards and the Long Term Cash Incentive

Plan. The companies which comprise this peer group are listed below in our discussion of retention and long term incentive compensation. Where salary information is unavailable for a particular position, other positions having similar responsibilities are used. Salary increases are based upon overall Company performance and upon each officer’s performance and contribution to the Company’s performance.

Base Salary.  The Compensation Committee deliberately keeps base salaries at a relatively small percentage of total compensation with modest annual increases in base salary. For 2007, we concluded that a base salary of $371,315 for our CEO, $302,357 for our CFO, our Chief Operating Officer and our General Counsel, and $250,000 for our Senior Vice President of New Business Development was appropriate in this regard. Except for Ms. Nader, such base salaries reflected a 3% increase over the prior year’s base salaries, which is comparable to the increase in CPI. Ms. Nader’s base salary increase for 2007 was to provide a competitive level salary as compared to other executives in our peer group performing similar roles.

Non-Equity Incentive Compensation.  Our practice is to award annual non-equity incentive compensation (“bonus”) based on certain performance targets established by the Compensation Committee at the beginning of each year after consultation with the CEO and executive officers. We selected these performance targets, as we believe management should focus on short-term annual performance metrics that support and ensure the Company’s long-term success and profitability. Performance targets were established and communicated to the executive officers early in March 2007 when the outcome of the performance targets was substantially uncertain. The 2007 executive bonuses were paid in early 2008, after finalization of the Company’s earnings results.

The total 2007 bonus potential for the executive officers was approximately $2,478,200 (“2007 Bonus Potential”). The following table shows the maximum 2007 Bonus Potential for each executive officer and the percentage attributed to each performance target.

	Maximum 2007	Core	Sales	Capital
	Bonus Potential	Operations	Operations	Expenditures	Discretionary
	(Amount x Base	Target	Target	Target	Target
Name	Salary)	(1)	(2)	(3)	(4)

Thomas P. Heneghan	2.0	45.0%	17.5%	7.5%	30.0%
Michael B. Berman	1.5	45.0%	17.5%	7.5%	30.0%
Ellen Kelleher	1.5	45.0%	17.5%	7.5%	30.0%
Roger A. Maynard	1.5	45.0%	17.5%	7.5%	30.0%
Marguerite Nader	1.5	45.0%	17.5%	7.5%	30.0%

(1)	This target required achieving a benchmark in core property operating revenues and was met for 2007. The total paid to all executive officers for this target was $1,115,200.

(2)	This target required maintaining and/or increasing sales volumes and increasing profitability in our sales operations and was not met for 2007.

(3)	This target required developing criteria and improving the monitoring system for all capital expenditures and was met for 2007. The total paid to all executive officers for this target was $186,000.

(4)	At the beginning of 2007, the Compensation Committee in consultation with the CEO, developed criteria on which each executive officer would be evaluated and which would be used in determining their discretionary bonus. During November 2007, each executive officer completed a self-evaluation against those criteria. In addition, the CEO completed a performance evaluation related to the discretionary target goals for each of the other executive officers, all of whom report directly to him. The Compensation Committee reviewed these evaluations and considered the results of these evaluations in their overall assessment of each executive’s performance. In addition, Mr. Heneghan provided the Compensation Committee with his assessment of the Company’s performance for 2007. The Compensation Committee’s evaluation of Mr. Heneghan’s achievements included this assessment, as well as the attainment of goals by each of the other executive officers. Mr. Berman was evaluated on his oversight of accounting, financial reporting, tax, and information technology, as well as his achievements in the areas of providing finance and insurance options for our homeowners, an evaluation and renewal of our property and casualty insurance, an improved budget and forecast system, and working capital management. Ms. Nader was evaluated on her oversight of acquisitions and dispositions, as well as achievements in the re-negotiation of leases with Privileged Access, LP, land sales and development projects, and increasing our web presence. Ms. Kelleher was evaluated on her oversight of the legal, human resources, and internal audit departments, as well as her achievements in rent control initiatives, the California operations, roll-out and implementation of a resort manager training program, and follow up on operational audit results. Mr. Maynard was evaluated on his oversight of the property operations of the Company, as well as his achievements related to developing a lead generation process, institutionalization of our lifestyle offerings, and streamlining the home procurement and sales process. The total paid to all executive officers for this discretionary target was $595,000.

Retention and Long Term Incentive Compensation.  The Stock Option and Award Plan was adopted in December 1992, and amended and restated from time to time, most recently effective March 23, 2001. The Stock Option and Award Plan and certain amendments thereto were approved by the Company’s stockholders. A maximum of 6,000,000 shares of Common Stock are available for grant under the Stock Option and Award Plan. No more than 1,800,000 of the 4,000,000 shares added to the Stock Option and Award Plan since adoption may be issued as Restricted Common Stock Awards. No more than 250,000 shares of Common Stock may be subject to grants to any one individual in any calendar year. As of December 31, 2007, 1,283,842 shares of Common Stock remained available for grant; of these, 650,525 shares of Common Stock remained available for Restricted Common Stock Awards. Vesting of Restricted Common Stock Awards granted to executive officers under the Stock Option and Award Plan is typically over a three-year period. The vesting of Restricted Common Stock Awards is subject to acceleration in the case of death, disability and involuntary termination not for cause or change of control of the Company.

To provide long-term incentives for executive officers and to retain qualified officers, the Company has created performance and tenure-based stock option and Restricted Common Stock award programs pursuant to the authority set forth in the Stock Option and Award Plan. The Compensation Committee recognizes that the interests of stockholders are best served by giving key employees the opportunity to participate in the appreciation of the Company’s Common Stock.

In accordance with the Stock Option and Award Plan, stock options are awarded at the NYSE’s closing price of the Company’s Common Stock on the date of grant. The Compensation Committee has never granted options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor has it granted options on a date other than the grant date.

In December 2001, the Compensation Committee created the 2004 Long Term Restricted Stock Plan (the “2004 Award Program”), which provided for shares of Restricted Common Stock to be granted on January 5, 2004 to individuals who were employed by the Company on November 15, 2001 and on January 5, 2004 and who held the respective titles of Chief Executive Officer, Chief Operating Officer, General Counsel and Chief Financial Officer, as well as certain other titles, on such grant date. Shares granted on January 5, 2004 were subject to a further three year vesting schedule, with one-third vesting December 10, 2004, one-third vesting December 10, 2005 and one-third vesting December 10, 2006, with vesting based on an individual’s tenure in such titled positions. In connection with the hiring of Mr. Berman, Chief Financial Officer of the Company, in September 2003, the Compensation Committee waived the requirement that Mr. Berman hold such title on November 15, 2001 in order to be eligible to receive a grant of Restricted Common Stock under the 2004 Program; as a result, Mr. Berman received such a grant on January 5, 2004. On January 5, 2004 under the 2004 Award Program, Mr. Heneghan was granted 40,000 shares; Mr. Berman was granted 25,000 shares; Mr. Maynard was granted 30,000 shares; Ms. Kelleher was granted 25,000 shares; and Ms. Nader was granted 7,500 shares. The shares issued under the 2004 Award Program were fully vested as of December 10, 2006.

On May 10, 2005, May 3, 2006 and May 15, 2007, Mr. Heneghan received a grant of options to purchase 10,000 shares of Common Stock for his service as a director during such years. These options were awarded in accordance with the Company’s Stock Option and Award Plan which provides that each Board member shall receive such annual award on the date of the first Board meeting following the Company’s Annual Meeting. On such date, each director then in office will receive at the director’s election either an annual grant of options to purchase 10,000 shares of Common Stock at the then-current market price or an annual grant of 2,000 shares of Restricted Common Stock. Each of these awards is subject to a vesting schedule, with one-third vesting on the date six months after the grant date; one-third vesting on the first anniversary of the grant date; and the remainder vesting on the second anniversary of the grant date.

On December 28, 2006, the Compensation Committee approved the issuance of 140,000 shares of Restricted Common Stock to the executive officers (the “2006 Award Program”). The 2006 Award Program was created pursuant to the authority set forth in the Stock Option and Award Plan. On December 28, 2006, the named executive officers were granted shares of Restricted Common Stock in accordance with the 2006 Award Program as follows: Mr. Heneghan was granted 40,000 shares; Mr. Maynard was granted 30,000 shares; Mr. Berman was granted 25,000 shares; Ms. Kelleher was granted 25,000 shares; and Ms. Nader was granted 20,000 shares. Such shares are subject to a three year vesting schedule, with one-third vesting on December 31, 2007, one-third vesting on December 31, 2008 and one-third vesting on December 31, 2009.

On May 15, 2007, the Board approved a Long Term Cash Incentive Plan (the “LTIP”), effective as of January 1, 2007, together with an award thereunder as described below (the “2007 Award”), to provide a long-term cash bonus opportunity to members of the Company’s senior management and executive officers, excluding the CEO (the “Participants”). Such Board approval was upon recommendation by the Compensation Committee. The Compensation Committee excluded the CEO from the LTIP, so that the CEO could remain autonomous in providing assistance to the Compensation Committee in administration of the LTIP. The 2007 Award will be paid promptly upon completion of the Company’s annual audit for the 2009 fiscal year contingent upon certain performance conditions being met, as discussed below, and each Participant remaining a full-time employee of the Company until January 1, 2010.

The 2007 Award payment (the “Eligible Payment”) is based upon the Company’s Compound Annual Funds From Operations Per Share Growth Rate (“FFO/Share CAGR”) over the three-year period ending December 31, 2009 (the “Performance Period”). The amount of the Eligible Payment is determined by taking the FFO/Share CAGR, as determined by the Committee, and selecting the Eligible Payment from the table as established by the Compensation Committee. The FFO/Share CAGR shall be rounded down to the nearest whole number percentage because the FFO/Share CAGR shall not include the expense effects of the Plan.

	Eligible Payments Based on FFO/Share CAGR% ($)
Name	10.0%	11.0%	12.0%	13.0%	14.0%	15.0%

Michael Berman	200,000	250,000	300,000	350,000	400,000	450,000
Ellen Kelleher	200,000	250,000	300,000	350,000	400,000	450,000
Roger Maynard	200,000	250,000	300,000	350,000	400,000	450,000
Marguerite Nader	175,000	225,000	275,000	325,000	375,000	425,000

The Eligible Payment shall be further adjusted upward or downward based on the Company’s Total Return for the Performance Period compared to a selected peer group. Total Return is derived from the SNL Financial database (snl.com) and is defined as the total return of a security over a period, including price appreciation and the reinvestment of dividends. The Compensation Committee, with input from the CEO, selected this peer group after an extensive review of other REITs and membership companies and a review of several factors for each of these companies, including market capitalization, number of employees, number of properties, shareholder returns, dividend returns, and FFO/share growth. The selected peer group consists of the following companies:

Apartment Investment and Management Company (AIV)
AMB Property Corporation (AMB)
Archstone-Smith Trust (ASN)
AvalonBay Communities, Inc. (AVB)
Brandywine Realty Trust (BDN)
BRE Properties, Inc. (BRE)
Boston Properties, Inc. (BXP)
CBL & Associates Properties, Inc. (CBL)
Mack-Cali Realty Corporation (CLI)
Colonial Properties Trust (CLP)
Camden Property Trust (CPT)
Developers Diversified Realty Corporation (DDR)
Duke Realty Corporation (DRE)
Equity Residential (EQR)
Equity One, Inc. (EQY)
Essex Property Trust, Inc. (ESS)
First Industrial Realty Trust (FR)
Federal Realty Investment Trust (FRT)
General Growth Properties, Inc. (GGP)
Health Care REIT, Inc. (HCN)
Health Care Property Investors, Inc. (HCP)
Highwoods Properties, Inc. (HIW)	Home Properties, Inc. (HME)
Healthcare Realty Trust, Inc. (HR)
HRPT Properties Trust (HRP)
Host Hotels & Resorts, Inc. (HST)
Kimco Realty Corporation (KIM)
Liberty Property Trust (LRY)
Mid-America Apartment Communities, Inc. (MAA)
Macerich Company (MAC)
National Retail Properties, Inc. (NNN)
Realty Income Corporation (O)
Corporate Office Properties Trust (OFC)
ProLogis (PLD)
Public Storage, Inc. (PSA)
Regency Centers Corporation (REG)
SL Green Realty Corp. (SLG)
Simon Property Group, Inc. (SPG)
Sovran Self Storage, Inc. (SSS)
United Dominion Realty Trust, Inc. (UDR)
Vornado Realty Trust (VNO)
Ventas, Inc. (VTR)
Weingarten Realty Investors (WRI)

The 2007 Award Participants have the right to receive a pro rata share of the Eligible Payment, as adjusted, subject to satisfaction of conditions outlined in the Plan and the 2007 Award Agreement. During 2007, the Company accrued approximately $48,500 for each of Mr. Berman, Mr. Maynard, and Ms. Kelleher and approximately $42,500 for Ms. Nader related to the estimated 2007 Award payment.

CEO Compensation.  Mr. Heneghan’s 2007 compensation consists of a base salary of $371,315 and an annual non-equity incentive compensation (“bonus”) award of $568,112. During the year ended December 31, 2007, Mr. Heneghan acquired 13,333 shares of Restricted Common Stock upon vesting with a value of $603,318. Mr. Heneghan is not a participant in the LTIP. On an annual basis, Mr. Heneghan receives an option to purchase 10,000 shares of Common Stock, which he can elect to receive as 2,000 shares of Restricted Stock, for his service as a director. Mr. Heneghan’s compensation is established by the Compensation Committee based on the principles previously discussed in this CD&A.

Accounting and Tax Considerations.  On July 1, 2005, the Company began accounting for its stock options and stock awards in accordance with Statement of Financial Accounting Standard 123(R) “Share Based Payment” (“FAS 123(R)”).

The Company may or may not structure compensation arrangements to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Severance Benefits.  None of our named executive officers have any arrangements that provide for payment of severance benefits. Mr. McAdams was named the Company’s President effective January 1, 2008. Mr. McAdams’ severance benefits are discussed below in “2008 Changes to Executive Compensation.”

Non-Qualified Deferred Compensation.  We do not provide any non-qualified defined contribution or other deferred compensation plans.

Post-Employment Compensation.  All of our employees, including our named executive officers, are employees-at-will and as such do not have employment contracts with us. We also do not provide post-employment health coverage or other benefits. Mr. McAdams is an employee-at-will, however, his employment is subject to an employment agreement as discussed below in “2008 Changes to Executive Compensation.”

Change in Control.  None of our named executive officers, or Mr. McAdams, is entitled to payment of any benefits upon a change in control of the Company. The vesting of Restricted Common Stock Awards is subject to acceleration in the case of death, disability and involuntary termination not for cause or change of control of the Company. As of December 31, 2007, the value of all unexercised non-vested restricted stock awards previously awarded to the named executive officers was as follows:

	Number of Shares of	Market Value of Shares of
	Restricted Stock	Restricted Stock That Have
	That Have Not Vested	Not Vested
	as of December 31, 2007	as of December 31, 2007
Name	(#)	($)

Thomas P. Heneghan	26,667	1,217,881
Michael B. Berman	16,667	761,181
Ellen Kelleher	16,667	761,181
Roger A. Maynard	20,000	913,400
Marguerite Nader	13,334	608,963

Perquisites and Other Benefits.  Our executives are entitled to few benefits that are not otherwise available to all of our employees. The perquisites we provided for the year ended December 31, 2007 are as follows. All employees who participated in our 401(k) plan received a matching contribution equal to 100% of the first 4% of the participant’s compensation that has been contributed to the plan, up to a maximum matching contribution of $9,200. Additionally, a discretionary profit sharing component of the 401(k) plan provides for a contribution to be made annually for each participant in an amount, if any, as determined by the Company. Mr. Heneghan, Ms. Kelleher and Mr. Berman each have a health club membership of which the Company pays $600 of the annual membership fee. The Company has provided each of the executive officers with an indemnification agreement, however, the Company has paid no amounts under such agreements.

The Company has a non-qualified Employee Stock Purchase Plan (“ESPP”) in which certain benefits eligible employees and the directors may participate. Participants may acquire up to $250,000 of Common Stock annually thru the ESPP at a 15% discount. All of the executive officers are participants in the ESPP. Discounts on such stock purchases are not considered a perquisite and are not included in the Summary Compensation Table as such discount is available to all benefits eligible salaried employees who elect to participate in the ESPP.

2008 Changes to Executive Compensation.  On January 4, 2008, upon approval by the Compensation Committee, the Company entered into an employment agreement effective as of January 1, 2008 (the “Agreement”) with Mr. Joe B. McAdams appointing Mr. McAdams as President of the Company. Mr. McAdams was previously the Chairman of the Board, President and Chief Executive Officer and remains the 100% owner of Privileged Access, LP, an RV and vacation membership business that currently leases approximately 24,100 sites at 81 of the Company’s properties, since October 2005. The Agreement provides for an initial term of three years, but such Agreement may be terminated at any time. The Agreement provides for a minimum annual base salary of $300,000. Mr. McAdams is also eligible to receive an annual non-equity incentive compensation payment (“Bonus”) in an amount up to three times his base salary. Such Bonus payment is based on certain performance benchmarks established by the Company’s Compensation Committee at the beginning of each year. Under the Agreement, Mr. McAdams will also participate in a severance plan, which allows for payment of two times his base salary for the termination year, a pro rata share of his potential bonus for the termination year and a continuation of all health insurance benefits for a period of up to 24 months following termination. Mr. McAdams is also subject to a non-compete clause and shall have no authority, on behalf of the Company and its affiliates, to enter into any agreement with any entity controlling, controlled by or affiliated with Privileged Access, LP. On January 4, 2008, Mr. McAdams received a grant of 30,000 shares of the Company’s restricted common stock pursuant to the Company’s Stock Option and Stock Award Plan. Such shares are subject to a two-year vesting schedule, with one-third vesting on each of January 4, 2008, January 1, 2009, and January 1, 2010.

Mr. McAdams is not considered a named executive officer for 2007 as his employment with the Company began in 2008. If Mr. McAdams employment had been terminated without cause on January 31, 2008, he would have received a severance payment of $600,000. In addition, he would have received his unvested Restricted Common Stock awards in the amount of 20,000 shares with a market value of $873,400 as of January 31, 2008.

On February 25, 2008, the Compensation Committee approved the 2008 Executive Bonus Plan. Information regarding the 2008 Executive Bonus Plan was filed on Form 8-K with the Securities Exchange Commission (“SEC”) on February 28, 2008.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Respectfully submitted,

Sheli Z. Rosenberg, Chair
Howard Walker
Gary L. Waterman

SUMMARY COMPENSATION TABLE

The following table includes information concerning compensation paid to or earned for the year ended December 31, 2007 by the Company’s Chief Executive Officer and those persons who were, at December 31, 2007, the next four most highly compensated executive officers of the Company. The Company has not entered into any employment agreements with any of the named executive officers. When setting total compensation for each of the executive officers, the Compensation Committee reviews all components of compensation, including equity and non-equity based compensation.

With the exception of Ms. Nader’s 2006 Bonus award, the executive officers were not entitled to receive payments, which are characterized as “Bonus” payments for the years ended December 31, 2007 and 2006. In January 2007 and February 2008, the Compensation Committee approved the annual bonus payment for each executive officer, with such payments being based on pre-established performance targets. Such performance-based bonuses are characterized as “Non-Equity Incentive Plan Compensation” in the table.

For the year ended December 31, 2007, “Salary” accounted for approximately 25% of the total compensation of the executive officers; “Stock Awards” and “Option Awards” accounted for approximately 42% of the total compensation of the executive officers; and “Non-Equity Incentive Plan Compensation” accounted for approximately 33% of the total compensation of the executive officers. For the year ended December 31, 2006, “Salary” accounted for approximately 34% of the total compensation of the executive officers; “Stock Awards” and “Option Awards” accounted for approximately 38% of the total compensation of the executive officers; and “Non-Equity Incentive Plan Compensation” accounted for approximately 25% of the total compensation of the executive officers. Total compensation amounts are based on the fair value of the stock awards and option awards granted to the executive officers, which includes amounts from awards granted prior to 2007.

						Non-Equity
						Incentive Plan		All
				Stock	Option	Compensation		Other
Name and Principal		Salary	Bonus	Awards	Awards	STIP	LTIP	Compensation	Total
Position(1)(2)	Year	($)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)

Thomas P. Heneghan	2007	371,315	—	732,267	38,906	568,112	—	9,800	1,720,400
Chief Executive Officer	2006	360,500	—	490,667	33,877	357,350	—	9,400	1,251,794
& Director
Michael B. Berman	2007	302,357	—	457,667	—	340,152	48,571	9,800	1,158,547
Executive Vice President &	2006	293,550	—	306,667	—	193,990	—	9,400	803,607
Chief Financial Officer
Ellen Kelleher	2007	302,357	—	457,667	—	360,561	48,571	9,800	1,178,956
Executive Vice President,	2006	293,550	—	306,667	—	193,990	—	9,400	803,607
General Counsel &Secretary
Roger A. Maynard	2007	302,357	—	549,200	—	340,152	48,571	9,200	1,249,480
Executive Vice President &	2006	293,550	—	368,000	—	193,990	—	8,800	864,340
Chief Operating Officer
Marguerite Nader	2007	250,000	—	366,133	—	286,875	42,500	9,200	954,708
Senior Vice President of	2006	180,250	50,000	92,000	—	116,667	—	8,800	447,717
New Business Development

(1)	Each of the named executive officers is also a member of the Company’s Management Committee.

(2)	On January 4, 2008, the Company entered into an employment agreement effective as of January 1, 2008 (the “Agreement”) with Mr. Joe B. McAdams appointing Mr. McAdams as President of the Company. Mr. McAdams was previously the Chairman of the Board, President and Chief Executive Officer and remains the 100% owner of Privileged Access, LP, an RV and vacation membership business that currently leases approximately 24,100 sites at 81 of the Company’s properties, since October 2005. The Agreement provides for an initial term of three years, but such Agreement may be terminated at any time. The Agreement provides for a minimum annual base salary of $300,000. Mr. McAdams is also eligible to receive an annual non-equity incentive compensation payment (“Bonus”) in an amount up to three times his base salary. Such Bonus payment is based on certain performance benchmarks established by the Company’s Compensation Committee at the beginning of each year. Under the Agreement, Mr. McAdams will also participate in a severance plan, which allows for payment of a portion of his base salary and Bonus and a continuation of all health insurance benefits for a period of up to 24 months following termination. Mr. McAdams is also subject to a non-compete clause and shall have no authority, on behalf of the Company and its affiliates, to enter into any agreement with any entity controlling, controlled by or affiliated with Privileged Access, LP. On January 4, 2008, Mr. McAdams received a grant of 30,000 shares of the Company’s restricted common stock pursuant to the Company’s 1992 Stock Option and Stock Award Plan, as amended and restated, with a fair value of $1,278,000 on such date. Such shares are subject to a two-year vesting schedule, with one-third vesting on each of January 4, 2008, January 1, 2009, and January 1, 2010. Mr. McAdams is not considered a named executive officer for 2007 as his employment with the Company began in 2008.

(3)	In April 2006, Ms. Nader was awarded a special bonus of $50,000 for her services on the Thousand Trails transaction.

(4)	These amounts reflect the dollar amount of compensation expense recognized for financial statement reporting purposes for the years ended December 31, 2007 and 2006, in accordance with FAS 123(R),

related to restricted stock awards issued pursuant to the Company’s Stock Option and Award Plan and thus may include amounts from awards granted in and prior to 2007.

On January 5, 2004, the following shares of Restricted Common Stock were issued to each executive officer pursuant to the 2004 Award Program, as described in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement. Each of these awards was subject to a vesting schedule, with one-third of the award vesting on December 10, 2004; one-third vesting on December 10, 2005; and the remainder vesting on December 10, 2006. One-third of the value of these awards is shown in the Stock Awards column of this table for 2006.

	Number of	Total Value
Name	Shares	($)

Thomas P. Heneghan	40,000	1,472,000
Michael B. Berman	25,000	920,000
Ellen Kelleher	25,000	920,000
Roger A. Maynard	30,000	1,104,000
Marguerite Nader	7,500	276,000

On December 28, 2006, shares of restricted Common Stock were issued to each executive officer pursuant to the 2006 Program, as described in the CD&A and shown in the Grants of Plan Based Awards table. One-third of the value of these awards is shown in the Stock Awards column of this table for 2007.

All holders of Restricted Common Stock receive any dividends paid on such shares.

(5)	These amounts reflect the dollar amount of compensation expense recognized for financial statement reporting purposes for the years ended December 31, 2007 and 2006, in accordance with FAS 123(R), related to stock options issued pursuant to the Company’s Stock Option and Award Plan, and thus may include amounts from awards granted in a year prior to 2007 or 2006, as applicable.

On May 4, 2004, May 10, 2005, May 3, 2006, and May 15, 2007, Mr. Heneghan received a grant of options to purchase 10,000 shares of Common Stock for his service as a director during such years. Each of these option awards is subject to a vesting schedule, with one-third vesting on the date six months after the grant date; one-third vesting on the first anniversary of the grant date; and the remainder vesting on the second anniversary of the grant date.

Refer to Note 13, “Stock Option Plan and Stock Grants,” in the Notes to the Consolidated Financial Statements included in the 2007 Form 10-K filed on February 28, 2008 for the relevant assumptions used to determine the valuation of our option awards.

(6)	The executive officers’ annual bonus is based on pre-established performance targets as communicated to the executives at the beginning of the year, and therefore, such bonus amounts are classified as non-equity incentive plan compensation in this table. In March 2007, the Compensation Committee approved the 2007 potential bonus potential and performance targets. In February 2008, after assessment of the achievement of such performance targets, the Compensation Committee approved and the executives received their annual non-equity incentive award. In February 2006, the Compensation Committee approved the 2006 bonus potential and performance targets. In January 2007, after assessment of the achievement of such performance targets, the Compensation Committee approved and the executives received their annual non-equity incentive award. See the CD&A section of this Proxy Statement for further discussion of the 2007 and 2006 performance targets. On February 25, 2008, the Compensation Committee approved the 2008 Executive Bonus Plan. Information regarding the 2008 Executive Bonus Plan was filed on Form 8-K with the SEC on February 28, 2008.

(7)	These amounts reflect compensation expense accrued in accordance with FAS 123(R) related to the 2007 Award granted on May 15, 2007 under the Company’s LTIP. See the CD&A section of this Proxy Statement for further discussion of this 2007 Award.

(8)	Includes employer-matching contributions pursuant to the Equity LifeStyle Properties, Inc. Retirement Savings Plan of $9,200 and $8,800 for the years ending December 31, 2007 and 2006, respectively. In addition, the Company paid a $600 annual health club membership fee for Mr. Heneghan, Mr. Berman and Ms. Kelleher.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to options and Restricted Common Stock granted to our named executive officers for the years ended December 31, 2007 and 2006.

						All Other	All Other
						Stock	Option
						Awards:	Awards;
						Number of	Number of	Exercise or	Grant Date
			Estimated Future Payouts Under			Shares of	Securities	Base Price	Fair Value
			Non-Equity Incentive Plan Awards			Stock or	Underlying	of Option	of Stock and
			Threshold	Target	Maximum	Units	Options	Awards	Option Awards
Name	Grant Date		($)	($)	($)	(#)(4)	(#)(5)	($/sh)(6)	($)(7)

Thomas P. Heneghan	05/15/2007		—	—	—	—	10,000	$53.30	44,700
	03/07/2007	(2)	—	519,841	742,630	—	—	—	—
	12/28/2006		—	—	—	40,000	—	—	2,196,800
	05/03/2006		—	—	—	—	10,000	$43.56	38,743
	02/01/2006	(3)	—	483,525	750,750	—	—	—	—
Michael B. Berman	05/15/2007	(1)	—	900,000	900,000	—	—	—	—
	03/07/2007	(2)	—	317,475	453,536	—	—	—	—
	12/28/2006		—	—	—	25,000	—	—	1,373,000
	02/01/2006	(3)	—	262,485	407,550	—	—	—	—
Ellen Kelleher	05/15/2007	(1)	—	900,000	900,000	—	—	—	—
	03//07/2007	(2)	—	317,475	453,536	—	—	—	—
	12/28/2006		—	—	—	25,000	—	—	1,373,000
	02/01/2006	(3)	—	262,485	407,550	—	—	—	—
Roger A. Maynard	05/15/2007	(1)	—	900,000	900,000	—	—	—	—
	03/07/2007	(2)	—	317,475	453,536	—	—	—	—
	12/28/2006		—	—	—	30,000	—	—	1,647,600
	02/01/2006	(3)	—	262,485	407,550	—	—	—	—
Marguerite Nader	05/15/2007	(1)	—	850,000	850,000	—	—	—	—
	03/07/2007	(2)	—	262,500	375,000	—	—	—	—
	12/28/2006		—	—	—	20,000	—	—	1,098,400
	02/01/2006	(3)	—	157,500	245,000	—	—	—	—

(1)	The 2007 Award issued under the LTIP provides for a minimum payout of $0 and a maximum payout as indicated for each executive officer. The 2007 Award did not specify a targeted payout amount, therefore, we have disclosed the target payout at the same level as the maximum payout in this table.

(2)	Payment of the 2007 annual award was based on the following performance targets being achieved: 45% related to increasing property operating revenues and resort revenues and increasing portfolio occupancy in our core property operations; 17.5% related to maintaining and/or increasing sales volumes and increasing profitability in our sales operations; 7.5% related to developing criteria and an improved monitoring system for all capital expenditures; and 30% was at the discretion of the Compensation Committee after evaluation of each executive officer’s performance, including an analysis of successes and challenges during the year. The 2007 target amounts reflect the non-discretionary portion of the annual award.

(3)	The 2006 maximum payout amounts include a 2005 carryover bonus of $210,000 for Mr. Heneghan, $114,000 for Mr. Berman, Ms. Kelleher, and Mr. Maynard, and $70,000 for Ms. Nader. Payment of the 2006 annual award was based on the following performance targets being achieved: 35% of the bonus target related to increasing property operating revenues and resort revenues and maintaining portfolio occupancy in our core property operations; 35% related to maintaining and/or increasing sales volumes, maintaining sales profitability, and reducing site development costs in our sales operations; and 30% was at the discretion of the Compensation Committee after consideration of factors such as acquisitions and their integration into operations, dispositions, evaluation of new developments and expanding our development capability, balance sheet transactions, legal issues and strategies, marketing initiatives, and technology projects. The 2006 target amounts reflect the non-discretionary portion of the annual award. In addition, 50% of the 2005 carryover bonus was included in the core property operations target for 2006 and the remainder was included in the discretionary portion.

(4)	These amounts reflect the number of shares of Restricted Common Stock granted to each named executive officer pursuant to the Stock Option and Award Plan.

(5)	These amounts reflect the grant of options to purchase shares of Common Stock to each named executive officer pursuant to the Stock Option and Award Plan.

(6)	The exercise price of stock option awards is equal to the closing price of the Company’s Common Stock on the grant date as reported by the NYSE.

(7)	Refer to Note 13, “Stock Option Plan and Stock Grants,” in the Notes to the Consolidated Financial Statements included in the 2007 Form 10-K filed on February 28, 2008 for the relevant assumptions used to determine the valuation of our option awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table includes certain information with respect to the value of all unexercised stock options and non-vested restricted stock awards previously awarded to the named executive officers as of December 31, 2007.

	Option Awards(1)
	Number of	Number of
	Securities	Securities			Stock Awards(2)
	Underlying	Underlying				Market
	Unexercised	Unexercised			Number of Shares or	Value of Shares or
	Options	Options	Option	Option	Units of Stock That	Units of Stock That
	(#)	(#)	Exercise	Expiration	Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	Price	Date	(#)	($)

Thomas P. Heneghan	—	—	—	—	26,667	1,217,881
	3,333	6,667	$53.30	05/15/2017	—	—
	6,666	3,334	$43.56	05/03/2016	—	—
	10,000	—	$37.35	05/10/2015	—	—
	10,000	—	$31.53	05/04/2014	—	—
Michael B. Berman	—	—	—	—	16,667	761,181
Ellen Kelleher	—	—	—	—	16,667	761,181
Roger A. Maynard	—	—	—	—	20,000	913,400
Marguerite Nader	—	—	—	—	13,334	608,963

(1)	Each of these option awards is subject to a vesting schedule, with one-third vesting on the date six months after the grant date; one-third vesting on the first anniversary of the grant date; and the remainder vesting on the second anniversary of the grant date.

(2)	Each of these stock awards was issued on December 28, 2006 and is subject to a vesting schedule, with one-third vesting on December 31, 2007; one-third vesting on December 31, 2008; and the remainder vesting on December 31, 2009. Upon vesting of these stock awards, the Company may buy back a portion of the stock to provide the executive officer with the ability to receive the vested stock net of applicable tax effects. The market value of Stock Awards that had not vested as of December 31, 2007 was based on a closing price of the Company’s Common Stock on December 31, 2007 of $45.67.

OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to the option exercises and stock vested for each of the executive officers named above for the year ended December 31, 2007.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares
	Acquired on	Realized on	Acquired on	Value Realized on
Name	Exercise(#)	Exercise ($)	Vesting(#)(1)	Vesting ($)

Thomas P. Heneghan	—	—	13,333	603,318
Michael B. Berman	—	—	8,333	377,068
Ellen Kelleher	—	—	8,333	377,068
Roger A. Maynard	—	—	10,000	452,500
Marguerite Nader	—	—	6,666	301,636

(1)	Upon vesting of these stock awards, the Company bought back 5,527, 3,704, 2,454, 3,645, and 2,630 shares from Mr. Heneghan, Mr. Berman, Ms. Kelleher, Mr. Maynard, and Ms. Nader, respectively, to allow the executives to receive the vested stock net of applicable tax effects.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members for the period January 1, 2007 to May 15, 2007 were Mr. Chisholm, Mr. Waterman and Ms. Rosenberg. The Compensation Committee members from May 15, 2007 to December 31, 2007 were Mr. Walker, Mr. Waterman and Ms. Rosenberg. Mr. Walker served as the Company’s Chief Executive Officer from December 1997 to December 2003. Mr. Walker meets the independence requirements of the New York Stock Exchange. For a description of certain transactions with Board members or their affiliates, see “Certain Relationships and Related Transactions.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

This table sets forth information with respect to persons who are known to own more than 5% of the 24,392,655 outstanding shares of Common Stock as of March 7, 2008.

	Amount and
	Nature of
Name and Business Address of	Beneficial	Percentage
Beneficial Owner	Ownership(1)	of Class

Samuel Zell and entities affiliated with Samuel Zell and Ann Lurie and entities affiliated with Ann Lurie(2)	3,736,214	15.3%
Two North Riverside Plaza Chicago, Illinois 60606
Morgan Stanley(3)	3,370,199	13.8%
1585 Broadway New York, New York 10036
Deutsche Bank AG(4)	3,147,895	12.9%
Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany
The Vanguard Group, Inc.(5)	1,630,637	6.7%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Cohen & Steers, Inc.(6)	1,599,413	6.5%
280 Park Avenue New York, New York 10017
General Motors Employees Global Group Pension Trust(7)	1,499,198	6.1%
c/o General Motors Investment Management Corporation 767 Fifth Avenue New York, New York 10153
Barclays Global Investors, et al(8)	1,250,192	5.1%
45 Fremont Street San Francisco, California 94105

(1)	MHC Operating Limited Partnership (the “Operating Partnership”) is the entity through which the Company conducts substantially all of its operations. Certain limited partners of the Operating Partnership own units of limited partnership interest (“OP Units”) which are convertible into an equivalent number of shares of Common Stock. In accordance with SEC regulations governing the determination of beneficial ownership of securities, the percentage of Common Stock beneficially owned by a person assumes that all OP Units held by the person are exchanged for Common Stock, that none of the OP Units held by other persons are so exchanged, that all options exercisable within 60 days of the Record Date to acquire Common Stock held by the person are exercised and that no options to acquire Common Stock held by other persons are exercised.

(2)	Includes Common Stock, OP Units which are exchangeable for Common Stock, and options to purchase Common Stock which are currently exercisable or exercisable within 60 days of the Record Date owned as follows. A portion of these amounts have been pledged as security for certain loans.

	Common
	Stock	OP Units	Options

Samuel Zell	327,091	—	663,332
Samuel Zell Revocable Trust	10,551	—	—
Helen Zell Revocable Trust	2,000	—	—
Samstock/SZRT, L.L.C.	294,133	13,641	—
Samstock/ZGPI, L.L.C.	6,003	—	—
Samstock, L.L.C.	446,000	601,665	—
Samstock/ZFT, L.L.C.	8,887	187,278	—
Samstock/Alpha, L.L.C.	8,887	—	—
EGI Holdings, Inc.	—	579,873	—
Donald S. Chisholm Trust	7,000	—	—
EGIL Investments, Inc.	—	579,873	—

TOTALS:	1,110,552	1,962,330	663,332

Mr. Zell does not have a pecuniary interest in the 2,000 shares of Common Stock shown above held by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse. Mr. Zell also does not have a pecuniary interest in the 7,000 shares of Common Stock shown above held by the Donald S. Chisholm Trust, the trustee of which is Mr. Zell.

The number in the table includes 469,777 shares of Common Stock and 1,948,689 OP Units in which Mr. Zell has a pecuniary interest, but with respect to which he does not have voting or dispositive power. 469,777 shares of Common Stock and 1,368,816 OP Units are indirectly owned by trusts established for the benefit of Mr. Zell and his family, the trustee of which is Chai Trust Company, L.L.C. (“Chai Trust”). Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power with respect to such Common Stock or OP Units. Additionally, 579,873 OP Units are held by EGIL Investments, Inc. (“EGIL”). Under a shareholders’ agreement dated December 31, 1999, trusts established for the benefit of the family of Ann and Robert Lurie have the power to vote and to dispose of the OP Units beneficially owned by EGIL. Mr. Zell disclaims beneficial ownership of such 469,777 shares of Common Stock and 1,948,689 OP Units, except to the extent of his pecuniary interest therein.

(3)	Pursuant to a Schedule 13G filed with the SEC for calendar year 2007, Morgan Stanley and its wholly-owned subsidiary, Morgan Stanley Investment Management Inc. (“MSIM”), are the beneficial owners of 3,370,199 shares of Common Stock, including shares owned through accounts managed by them on a discretionary basis. MSIM has sole voting power over 1,827,287 shares of Common Stock, shared voting power over 226 shares of Common Stock, and sole dispositive power over 2,739,274 shares of Common Stock. Morgan Stanley has sole voting power over 2,299,612 shares of Common Stock, shared voting power over 226 shares of Common Stock, and sole dispositive power over 3,370,199 shares of Common Stock.

(4)	Pursuant to a Schedule 13G filed with the SEC for calendar year 2007, Deutsche Bank AG is the beneficial owner of 3,147,895 shares of Common Stock on behalf of the Corporate and Investment Banking business group and Corporate Investments business group of Deutsche Bank AG and its subsidiaries and affiliates. Of these shares, RREEF America, L.L.C. is the reported beneficial owner of 2,989,325 shares; Deutsche Investment Management Americas is the reported beneficial owner of 150,350 shares; and Deutsche Bank Trust Corp Americas is the reported beneficial holder of 8,220 shares.

(5)	Pursuant to a Schedule 13G filed with the SEC for calendar year 2007, The Vanguard Group, Inc. is the beneficial owner of 1,630,637 shares of Common Stock and has sole voting power over 20,136 shares of Common Stock and sole dispositive power over 1,630,637 shares of Common Stock.

(6)	Pursuant to a Schedule 13G filed with the SEC for calendar year 2007, Cohen & Steers, Inc. is the beneficial owner of 1,599,413 shares of Common Stock and has sole voting power over 1,411,980 shares of Common Stock and sole dispositive power over 1,599,413 shares of Common Stock.

(7)	Pursuant to a Schedule 13G/A filed with the SEC for calendar year 2007, the shares of Common Stock reported herein are held of record by JP Morgan Chase Bank, N.A., acting as trustee (the “Trustee”) for the General Motors Hourly-Rate Employes Pension Trust and General Motors Salaried Employes Pension Trust (the “Plans”), which were formed under and for the benefit of one or more employee benefit plans of General Motors Corporation (“GM”) and its subsidiaries and unrelated employers. These shares may be deemed to be owned beneficially by General Motors Investment Management Corporation (“GMIMCo”), a wholly owned subsidiary of GM. GMIMCo’s principal business is providing investment advice and investment management services with respect to the assets of the Plans and of certain direct and indirect subsidiaries of GM and other entities. The Trustee may vote and dispose of the shares held by the GM Trust Fund only pursuant to the direction of GMIMCo personnel, and accordingly beneficial ownership of the shares by the Trustee is disclaimed.

(8)	Pursuant to a Schedule 13G filed with the SEC for calendar year 2007, the shares of Common Stock reported herein are held of record by Barclays Global Investors, NA. (“Barclays”) and other affiliated entities. Barclays and the other affiliated entities reported sole voting and dispositive power as follows: (i) Barclays Global Investors, NA., sole voting power as to 649,581 shares and sole dispositive power as to 828,019 shares of Common Stock; (ii) Barclays Global Fund Advisors, sole voting power and sole dispositive power as to 410,818 shares of Common Stock; (iii) Barclays Global Investors Japan Limited, sole voting power and sole dispositive power as to 11,355 shares of Common Stock; and (iv) Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG as to no shares of Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 7, 2008, certain information with respect to the Common Stock that may be deemed to be beneficially owned by each director of the Company, by the executive officers named in the Summary Compensation Table and by all such directors and executive officers as a group. The address for each of the directors and executive officers is c/o Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the shares set forth in the following table.

	Shares of	Shares Upon
	Common	Exercise of		Percentage
Name of Beneficial Holder	Stock(1)	Options(2)	Total	of Class(3)

Michael B. Berman(4)	60,038	—	60,038		*
Philip C. Calian(5)	15,000	—	15,000		*
Donald S. Chisholm(6)	100,068	—	100,068		*
Thomas E. Dobrowski(7)	5,976	10,000	15,976		*
Thomas P. Heneghan(8)	212,381	33,333	245,714		*
Ellen Kelleher(8)	211,853	—	211,853		*
Roger A. Maynard(8)	54,607	—	54,607		*
Marguerite Nader(8)	27,933	—	27,933		*
Sheli Z. Rosenberg(9)	209,720	35,000	244,720		*
Howard Walker	120,981	8,333	129,314		*
Gary L. Waterman	92,220	10,000	102,220		*
Samuel Zell(6)	3,072,882	663,332	3,736,214	15.3%

All directors and executive officers as a group (12 persons) including the above-named persons	4,183,659	759,998	4,943,657	20.3%

*	Less than 1%

(1)	The shares of Common Stock beneficially owned includes OP Units that can be exchanged for an equivalent number of shares of Common Stock.

(2)	The amounts shown in this column reflect shares of Common Stock subject to options which are currently exercisable or exercisable within 60 days of the Record Date.

(3)	In accordance with SEC regulations governing the determination of beneficial ownership of securities, the percentage of Common Stock beneficially owned by a person assumes that all OP Units held by the person are exchanged for Common Stock, that none of the OP Units held by other persons are so exchanged, that all options exercisable within 60 days of the Record Date to acquire Common Stock held by the person are exercised and that no options to acquire Common Stock held by other persons are exercised.

(4)	A portion of these shares may be pledged for future borrowings.

(5)	A portion of these shares may be placed on margin.

(6)	Mr. Zell does not have a pecuniary interest in 2,000 shares of Common Stock reported above held by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse. Mr. Zell also does not have a pecuniary interest in 7,000 shares of Common Stock reported above held by the Donald S. Chisholm Trust, the trustee of which is Mr. Zell.

The number in the table includes 469,777 shares of Common Stock and 1,948,689 OP Units in which Mr. Zell has a pecuniary interest but with respect to which he does not have voting or dispositive power. 469,777 shares of Common Stock and 1,368,816 OP Units are indirectly owned by trusts established for the benefit of Mr. Zell and his family, the trustee of which is Chai Trust. Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power with respect to such Common Stock or OP Units. Additionally, 579,873 OP Units are held by EGIL. Under a shareholders’ agreement dated December 31, 1999, trusts established for the benefit of the family of Ann and Robert Lurie have the power to vote and to dispose of the OP Units beneficially owned by EGIL. Mr. Zell disclaims beneficial ownership of such 469,777 shares of Common Stock and 1,948,689 OP Units, except to the extent of his pecuniary interest therein.

(7)	The Shares Upon Exercise of Options number in the table includes 4,543 shares which are held by Mr. Dobrowski as nominee for certain pension trusts.

(8)	Includes shares of restricted stock granted on November 24, 1998, which were fully vested on January 1, 2004, but remain restricted for a ten-year period due to certain performance criteria not being met. Mr. Heneghan, Ms. Kelleher, Mr. Maynard and Ms. Nader will receive 14,000 shares, 10,000 shares, 4,000 shares, and 4,000 shares, respectively, on November 24, 2008 upon expiration of the restriction period.

(9)	Includes 11,530 OP Units beneficially owned by Ms. Rosenberg, which are exchangeable into 11,530 shares of Common Stock. Also includes approximately 76,200 shares of Common Stock beneficially owned by Ms. Rosenberg’s spouse, as to which Ms. Rosenberg disclaims beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for reviewing and approving all material transactions with any related party. Related parties include any of our directors or executive officers and their immediate family members. Our policy regarding related party transactions is outlined in the Company’s Business Ethics and Conduct Policy, a copy of which can be found on the Company’s website. Our Business Ethics and Conduct Policy requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify the Company’s General Counsel. Further, to identify related party transactions, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the director, executive officer, or their family members have an interest.

Mr. Joe McAdams, the Company’s President effective January 1, 2008, owns 100 percent of Privileged Access. The Company has entered into an employment agreement effective as of January 1, 2008 (the “Agreement”) with Mr. McAdams, as previously discussed in the CD&A and Summary Compensation Table of this Proxy Statement. Simultaneous with his appointment as president of the Company, Mr. McAdams resigned as Privileged Access’s Chairman, President and CEO. However, Mr. McAdams will remain on the board of PATT and retain 100 percent ownership of Privileged Access.

Mr. Heneghan, the Company’s CEO, is a member of the board of PATT, pursuant to the Company’s rights under its resort Property leases with Privileged Access to represent the Company’s interests. Mr. Heneghan does not receive compensation in his capacity as a member of such board.

Privileged Access has substantial business relationships with the Company, including the following:

•	As of December 31, 2007, we are leasing approximately 24,100 sites at 81 resort Properties (which includes 59 Properties operated by a subsidiary of Privileged Access known as the “TT Portfolio”) to Privileged Access or its subsidiaries. For the years ended December 31, 2007, 2006 and 2005 we recognized approximately $20.5 million, $17.8 million, and $16.0 million, respectively, in rent from these leasing arrangements. The lease income is included in Income from other investments, net in the Company’s Consolidated Statement of Operations. As of December 31, 2007 and 2006, approximately $0.1 million and $0.5 million in lease payments, respectively, remain to be received under these leases. During the years ended December 31, 2007 and 2006, the Company reimbursed Privileged Access approximately $44,000 and $72,000, respectively, for capital improvements. The capital improvements are assets of the Company.

•	Effective January 1, 2008, the leases for these Properties provide for the following significant terms: a) annual fixed rent of approximately $25.5 million b) annual rent increases at the higher of CPI or a renegotiated amount based upon the fair market value of the Properties, c) expiration date of January 15, 2020, and d) two 5-year extension terms at the option of Privileged Access. The January 1, 2008 lease for the TT Portfolio also included provisions where the Company paid Privileged Access $1 million for entering into the amended lease. The $1 million payment will be amortized on a pro-rata basis over the remaining term of the lease as an offset to the annual lease payments. Additionally, the Company also agreed to reimburse Privileged Access up to $5 million for the cost of any improvements made to the TT Portfolio. The Company shall reimburse Privileged Access only if the improvement has been pre-approved, is a depreciable fixed asset and supporting documentation is provided. The assets purchased with the capital improvement fund will be the assets of the Company and will be amortized in accordance with the Company’s depreciation policies.

•	The Company has subordinated its lease payment for the TT Portfolio to a bank that has loaned Privileged Access $10 million. The Company guaranteed $2.5 million of that loan in September 2007 and that guarantee was extinguished in December 2007. Privileged Access is obligated to pay back $5 million of the loan in 2008, $2.5 million in 2009 and the final $2.5 million in 2010. The Company believes that the possibility that Privileged Access would not make its lease payment on the TT Portfolio as a result of the subordination is remote.

•	Since June 12, 2006, Privileged Access has leased 130 cottage sites at Tropical Palms, a resort Property located near Orlando, Florida. For the years ended December 31, 2007 and 2006 we earned approximately $1.5 million and $0.6 million, respectively, in rent from this leasing arrangement. The lease income is included in the Resort base rental income in the Company’s Consolidated Statement of Operations. As of December 31, 2007 and 2006, approximately $0.4 million and $0.2 million in lease payments remain to be received, respectively, under this lease. The Tropical Palms lease currently provides for the following significant terms: a) annual fixed rent of approximately $1.4 million, paid quarterly b) percentage rent of 50% of the tenants gross revenues in excess of the fixed rent, and c) expiration date of June 30, 2008.

•	On April 14, 2006, the Company loaned Privileged Access approximately $12.3 million at a per annum interest rate of prime plus 1.5%, maturing in one year and secured by Thousand Trails membership sales contract receivables. During the year ended December 31, 2007, we received principal repayments of $12.3 million and no amounts remain outstanding on this receivable. Interest income recorded by the Company for the years ended December 31, 2007 and 2006 was approximately $0.5 million and $1.0 million, respectively. There was no interest receivable due as of the year ended December 31, 2006.

•	The Company leased 40 to 160 sites at three resort Properties in Florida, to a subsidiary of Privileged Access from October 1, 2007 until September 30, 2010. The sites will vary during each month of the lease term due to the seasonality of the resort business in Florida. For the year ended December 31, 2007, we recognized less than $0.1 million in rent from this leasing arrangement. The lease income is included in the Resort base rental income in the Company’s Consolidated Statement of Operations. As of December 31, 2007, no amounts are outstanding under this lease. The annual fixed rent for the remainder of the term is approximately $0.2 million.

•	The Company leased 40 to 160 sites at Lake Magic, a resort Property in Clermont, Florida, to a subsidiary of Privileged Access from December 15, 2006 until September 30, 2007. The sites varied during each month of the lease term due to the seasonality of the resort business in Florida. For the years ended December 31, 2007 and 2006, we recognized approximately $0.2 million and less than $0.1 million, respectively, in rent from this leasing arrangement. The lease income is included in the Resort base rental income in the Company’s Consolidated Statement of Operations. As of both December 31, 2007 and 2006, no amounts are outstanding under this lease.

•	The Company has an option to purchase the subsidiaries of Privileged Access, including TT, beginning on April 14, 2009, at the then fair market value, subject to the satisfaction of a number of significant contingencies (“ELS Option”). The ELS Option terminates on January 15, 2020. The Company has consented to a fixed price option where the Chairman of PATT can acquire the subsidiaries of Privileged Access anytime before December 31, 2011. If the Company exercised the ELS Option prior to December 31, 2011, the fixed price option will terminate.

•	Commencing November 1, 2007, a Privileged Access employee has managed the Company’s call center in Orlando, Florida. The parties engaged a third party, to evaluate the fair market value of employee’s services to the Company. Based on the third party evaluation, the Company will pay to Privileged Access (i) the percentage of the salary and benefits provided to the employee by Privileged Access that is equal to the percentage of the employee’s time spent managing the Company’s call center, plus 20% and (ii) the same percentage of the travel and living costs incurred by the employee while managing the Company’s call center. The Company anticipates paying approximately $0.1 to $0.2 million annually for the services of the Privileged Access employee who manages the Company’s call center.

In addition to the arrangements described above, the Company has the following smaller arrangements with Privileged Access. In each arrangement, the amount of income or expense, as applicable, recognized by the Company for the year ended December 31, 2007 is less than $0.1 million and there are no amounts due under these arrangements as of December 31, 2007. Each arrangement is expected to generate less than $0.1 million of revenue, or expense as applicable, for the year ended December 31, 2008.

•	Since November 1, 2006, the Company has leased 41 to 44 sites at 22 resort Properties to Privileged Access (the “Park Pass Lease”). The Park Pass Lease expires on October 31, 2008.

•	The Company and Privileged Access have entered into a Site Exchange Agreement for a one-year period beginning September 1, 2007 and ending August 31, 2008. Under the Site Exchange Agreement, the Company is allowing Privileged Access to use 20 sites at an Arizona resort Property known as Countryside. In return, Privileged Access is allowing the Company to use 20 sites at an Arizona resort Property known as Verde Valley Resort (a property in the TT Portfolio).

•	On September 15, 2006, the Company and Privileged Access entered into a Park Model Sales Agreement related to a Texas resort Property in the TT Portfolio known as Lake Conroe. Under the Park Model Sales Agreement, Privileged Access was allowed to sell up to 26 park models at Lake Conroe. Privileged Access is obligated to pay the Company 90% of the site rent collected from the park model buyer. All 26 homes have been sold as of December 31, 2007.

•	The Company advertises in Trailblazer magazine which is published by a subsidiary of Privileged Access. Trailblazer is an award-winning recreational lifestyle magazine for active campers, which is read by more than 65,000 paid subscribers.

The Company is not required, explicitly or implicitly, to protect Mr. McAdams from absorbing losses incurred by Privileged Access and observes that it could be required to consolidate Privileged Access in the event it were to provide subordinated financial support to Mr. McAdams or Privileged Access — either directly or indirectly — in the future.

Corporate headquarters

The Company leases office space from Two North Riverside Plaza Joint Venture Limited Partnership, an entity affiliated with Mr. Zell, the Company’s Chairman of the Board. Fees paid to this entity amounted to approximately $735,000 and $585,000 for the years ended December 31, 2007 and 2006, respectively. The Company had no amounts due to this entity as of December 31, 2007 and 2006. The independent members of the Board, excluding Mr. Zell, have reviewed and approved the rates charged by the EGI affiliate in connection with the lease of the Company’s office space.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Company’s executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes of ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of those forms received by the Company, or written representations from executive officers and directors that no Forms 5 were required to be filed for the fiscal year ended December 31, 2007, all appropriate Section 16(a) forms were filed in a timely manner, except as described below:

On December 31, 2007, Mr. Berman, Mr. Heneghan, Ms. Kelleher, Mr. Maynard and Ms. Nader disposed of 3,704 shares, 5,527 shares, 2,454 shares, 3,645 shares and 2,630 shares of Common Stock, respectively. The Form 4’s inadvertently were not filed when due by January 3, 2008, but were filed on January 4, 2008. All other Form 4 filings were filed timely in 2007.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Stockholder proposals intended to be presented at the 2009 Annual Meeting must be received by the Secretary of the Company no later than December 5, 2008, in order to be considered for inclusion in the Company’s proxy statement and on the proxy card that will be solicited by the Board in connection with the 2009 Annual Meeting.

In addition, if a stockholder desires to bring business before an Annual Meeting of Stockholders, which is not the subject of a proposal for inclusion in the Company’s proxy materials, the stockholder must follow the advance notice procedures outlined in the Company’s Bylaws. The Company’s Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an Annual Meeting or propose business for consideration at such Annual Meeting, notice must generally be given to the Secretary of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year’s Annual Meeting. The 2008 Annual Meeting is scheduled for May 8, 2008. Therefore, if a stockholder desires to present a proposal for the 2009 Annual Meeting without seeking to include the proposal in the Company’s proxy materials, the Company must receive notice of the proposal no earlier than February 9, 2009 and no later than March 10, 2009. Copies of the Bylaws may be obtained from the Secretary of the Company by written request.

2007 ANNUAL REPORT

Stockholders are concurrently being furnished with a copy of the Company’s 2007 Annual Report and the Company’s 2007 Form 10-K as filed with the SEC. Additional copies of the Annual Report, 2007 Form 10-K and of this Proxy Statement are available at ww3.ics.adp.com/streetlink/els or by contacting Equity LifeStyle Properties, Inc, Attn: Investor Relations, at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606 (toll-free number: 1-800-247-5279 or email: investor_relations@mhchomes.com). Copies will be furnished promptly at no additional expense.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify us, by directing your written request to: Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606; Attn: Ellen Kelleher, Secretary. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker as specified above.

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment on such matters.

By Order of the Board of Directors

Ellen Kelleher
Executive Vice President, General Counsel
and Secretary

March 31, 2008
Chicago, Illinois

Annex A

EQUITY LIFESTYLE PROPERTIES, INC.
AUDIT COMMITTEE CHARTER

ORGANIZATION

Pursuant to the By-Laws of Equity LifeStyle Properties, Inc. (the “Company”), a Committee of the Directors to be known as the “Audit Committee” (the “Committee”) has been established. The Committee shall be members of, and appointed by, the Board of Directors (the “Board”) of the Company and shall comprise at least three Directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof and are not an affiliated person of the Company and its subsidiaries, and meet the independence requirements of the New York Stock Exchange listing standards. All Committee members shall be financially literate, and at least one member shall be an “audit committee financial expert,” as defined by regulations of the Securities and Exchange Commission (“SEC”). This charter (“Charter”) governs the operations of the Committee. The Committee shall review and reassess this Charter at least annually and obtain approval of the Board.

The Board shall appoint the Committee Chairperson. The time and place of meetings of the Committee shall be determined by the members thereof provided that (1) a quorum for meetings shall be at least two members, present in person or by telephone; (2) unless otherwise agreed, the Committee shall meet at least quarterly; and (3) notice of the time and place of every meeting shall be given in writing or by facsimile communication to each member of the Committee, and the external and internal auditors of the Company. Independent Directors who are not members of the Committee are welcome to attend and participate in the Committee’s discussions unless otherwise specified by the Chair.

PURPOSE

The Committee shall provide assistance to the Board in fulfilling their oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and independent auditors.

In addition, the Committee will prepare an audit committee report as required by SEC rules to be included in the Company’s annual proxy statement.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company, any advisers retained by the Committee, and ordinary administrative expenses of the Committee necessary and appropriate to carry out its duties.

DUTIES AND RESPONSIBILITIES

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities regularly to the Board. While the Committee has the duties and responsibilities set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Specifically, management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company and the independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. While the Committee must review: (i) major issues regarding accounting principles and financial statement presentations, including significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structure, on the financial statement of the Company; and (iv) the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as review of any financial information and earnings guidance provided to analysts and rating agencies, the fundamental responsibility for the Company’s financial statements and disclosures rests with management and the independent auditors.

In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality. The following shall be the principal duties and responsibilities of the Committee:

•	The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, including resolution of disagreements between management and the independent auditors regarding financial reporting for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditors must report directly to the Committee. The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Committee may delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

•	At least annually, obtain and review a report by the independent auditors describing:

(i) The independent audit firm’s internal quality-control procedures;

(ii)	Any material issues raised by the most recent internal quality-control review, or peer review, of the independent audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent audit firm, and any steps taken to deal with any such issues; and

(iii)	All relationships between the independent auditors and the Company (to assess the auditors’ independence).

•	Set clear hiring policies for employees or former employees of the independent auditors.

•	Discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs and the steps management has taken to monitor and control such exposures.

•	On a periodic basis, meet separately with management, with internal auditors, and with the independent auditors to discuss issues and concerns warranting Committee attention. The Committee shall provide sufficient opportunity for the internal auditors and the independent auditors to meet privately with the members of the Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

•	Receive regular reports from the independent auditors on critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

•	Review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assertion.

•	Review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Review and discuss the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

•	Review and discuss with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Form 10-K, including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

•	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Receive corporate attorney’s reports of evidence of a material violation of securities laws or breaches of fiduciary duty. The Committee will have the responsibility of inquiring into the evidence, and, if necessary, formulate an appropriate response to the outside reporting attorney.

•	Perform an evaluation of the Committee’s performance at least annually to determine whether it is functioning effectively.

•	Ensure that minutes of the Committee are kept and retained as records of the Company.

RELIANCE PERMITTED

Each member of the Committee shall, in the performance of his or her duties, be fully justified and protected with regard to any act or failure to act (1) in reliance in good faith upon the books of account or other records of the Company, upon an opinion of counsel or upon reports made to the Company by any of its officers or employees or by the independent auditors or (2) in the exercise of his or her business judgment.

Approved by the Committee on March 10, 2008.

Approved by the Board of Directors on March 10, 2008.

EQUITY LIFESTYLE PROPERTIES, INC.
TWO NORTH RIVERSIDE PLAZA, SUITE 800, CHICAGO, ILLINOIS 60606
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of Equity LifeStyle Properties, Inc., a Maryland corporation (the “Company”), hereby appoints SAMUEL ZELL and THOMAS P. HENEGHAN, or either of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on Thursday, May 8, 2008, at 10:00 a.m. Central time (the “Meeting”), and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and otherwise to represent the undersigned at the Meeting with all powers possessed by the undersigned if personally present at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Meeting.
     The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “for” each of the nominees for director, and “for” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2008, as described in the Proxy Statement, and in the discretion of the proxy holder on any other matter that may properly come before the Meeting or any adjournment or postponement thereof.
COMMENTS/ADDRESS CHANGE:

(Continued and to be signed on other side)

o FOLD AND DETACH HERE o

EQUITY LIFESTYLE PROPERTIES, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1. ELECTION OF DIRECTORS			FOR ALL, EXCEPT AS
Nominees:	FOR	WITHOLD	MARKED TO THE
	ALL	ALL	CONTRARY BELOW
	☐	☐	☐
Philip C. Calian
Donald S. Chisholm
Thomas E. Dobrowski
Thomas P. Heneghan
Sheli Z. Rosenberg
Howard Walker
Gary L. Waterman
Samuel Zell

Instruction: TO WITHHOLD AUTHORITY to vote for any individual nominee, write that nominee’s name in the space provided below:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

2. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	FOR	AGAINST	ABSTAIN
Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2008.	☐	☐	☐

And on any other matter which may properly come before the Meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

I PLAN TO ATTEND THE MEETING	☐

Date
Signature

Signature

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR OFFICER, PLEASE GIVE FULL TITLE UNDER SIGNATURE. IF THE SIGNER IS A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER, GIVING FULL TITLE AS SUCH. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting
The Company’s Proxy Statement for the 2008 Annual Meeting, the Annual Report to Stockholders for the year ended December 31, 2007, and the Annual Report on Form 10-K for the year ended December 31, 2007 are available at ww3.ics.adp.com/streetlink/els.